Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina L. Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX ANNOUNCES 10B5-1 PLAN

CHARLOTTE, NC — May 12, 2006 — SPX Corporation (NYSE:SPW) today announced that it has adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of its common stock in accordance with the share repurchase program authorized by its Board of Directors as announced on December 21, 2005.  The plan becomes effective today.

This plan is expected to facilitate the purchase of an additional 2.5 million shares of SPX common stock by the end of 2006.  To date in 2006, SPX has repurchased approximately 4.6 million shares of its common stock for $226.6 million.

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services and industrial products and services.  For more information visit the company’s web site at www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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